EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

SECOND QUARTER FISCAL YEAR 2012

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, July 26, 2012, at 9:00 am ET.  These prepared remarks will not be read on the call.

Q2 2012 Summary (Quarter ended June 30, 2012)

•                  Non-GAAP Revenue: $66.3 million

•                  Non-GAAP Net Income: $2.1 million, or $0.20 per diluted share

•                  Non-GAAP Operating Margin: 5.9%

•                  Utilization: 70%

•                  Cash, Cash Equivalents, and Short-term Investments: $41.8 million at June 30, 2012

Revenue

In today’s press release, we reported Q2 GAAP revenue of $67.8 million, compared with GAAP revenue of $80.6 million for Q2 of fiscal 2011, the quarter ended July 2, 2011.  GAAP revenue for Q2 of fiscal 2012 included $1.5 million from our NeuCo subsidiary.  GAAP revenue for Q2 of fiscal 2011 included $1.1 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $66.3 million for Q2 of fiscal 2012 compared with $79.6 million for Q2 of fiscal 2011.  On a sequential basis, non-GAAP revenue in Q2 declined from the $68.0 million reported in Q1 of fiscal 2012.

Revenue from our Management Consulting business increased in Q2 compared with Q1, with Marakon revenue significantly improving, but overall Management Consulting was still well below its historical levels.  Limited revenue from our Chemicals practice and Middle East operations in Q2 were the principal reasons for the lower level of Management Consulting revenue.  In addition, our Litigation business was unable to deliver the same high level of revenue it reported in Q1 despite the Competition practice revenue representing the third highest quarterly level since fiscal 2008.  As a result, non-GAAP revenue decreased 2% sequentially.  On a year-over-year basis, revenue declined 17% primarily due to the combination of several underperforming practice areas.

Utilization

Q2 utilization was 70%. This compares with 74% in Q2 of fiscal 2011 and 68% in the first quarter of fiscal 2012. The year-over-year decrease in utilization is primarily related to the decline in revenue while the sequential increase also includes a change in mix of the consultants generating the revenue between periods.

Gross Margin

Q2 2012 GAAP gross margin was 33.0% compared with 33.4% in Q2 of fiscal 2011.  Non-GAAP gross margin for Q2 of fiscal 2012 was 32.0% compared with non-GAAP gross margin of 33.0% in Q2 of fiscal 2011. The year-over-year decline in gross margin was primarily driven by lower revenue, partially offset by a corresponding reduction in incentive compensation and a reduction in client reimbursable expenses. Client reimbursable expenses were $8.8 million for Q2 of this year, compared with $11.2 million for Q2 of fiscal 2011.

SG&A Expenses

Both GAAP and non-GAAP SG&A expenses for Q2 of fiscal 2012 declined on an actual dollar basis compared with Q2 of fiscal 2011. For Q2 of fiscal 2012, GAAP SG&A expenses were $16.9 million, or 25.0% of revenue, compared with GAAP SG&A expenses of $18.7 million, or 23.2% of revenue in Q2 of fiscal 2011.

For Q2 of fiscal 2012, non-GAAP SG&A expenses — which exclude restructuring charges and NeuCo — were $15.8 million, or 23.8% of revenue, compared with $16.6 million, or 20.8% of revenue, in Q2 of fiscal 2011. Lower non-GAAP SG&A costs in Q2 of fiscal 2012 compared to Q2 of fiscal 2011 reflect lower labor costs, partially offset by an increase in outside contractor costs.  Commissions to non-employee experts are included in non-GAAP SG&A.  Those commissions represented 1.9% of non-GAAP revenue in Q2 of fiscal 2012 compared with 1.6% of non-GAAP revenue in Q2 of fiscal 2011.  Tightly managing our SG&A expenses will remain a major focus going forward and we expect to see improvement through our restructuring actions, ongoing productivity enhancements and expense management initiatives, including a reduction in outside contractor costs.

Depreciation & Amortization

On a GAAP basis, depreciation and amortization increased by $1.4 million in Q2 of fiscal 2012 from Q2 of fiscal 2011.  Of this increase, approximately $1.1 million represents the write-off of unamortized leaseholds and other costs associated with the London office space restructuring charge we recorded during the second quarter of fiscal 2012. The remaining increase of $0.3 million was primarily due to the amortization of the costs related to our new enterprise-wide financial reporting system placed in service in January, 2012.  On a non-GAAP basis, depreciation and amortization expense was $1.5 million for Q2 of fiscal 2012, compared with $1.2 million for Q2 of fiscal 2011.  The $0.3 million non-GAAP D&A increase in Q2 of fiscal 2012 versus Q2 of fiscal 2011 is also explained by the additional amortization related to our new enterprise-wide financial system.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.0 million for Q2 of fiscal 2012, compared with $1.5 million for Q2 of fiscal 2011.

Operating Income

On a GAAP basis, operating income was $2.8 million, or 4.1% of revenue, in Q2 of fiscal 2012, compared with operating income of $7.0 million, or 8.6% of revenue, in Q2 of fiscal 2011.  Non-GAAP operating income was $3.9 million for Q2 of fiscal 2012, or 5.9% of revenue, compared with $8.5 million, or 10.6% of revenue, for Q2 of fiscal 2011.  The primary factor behind the decrease in operating income is lower revenues, as discussed above, offset by lower labor costs in consulting and administrative operations.

Interest and Other Income (Expense), net

In Q2 of fiscal 2012, interest and other expense was $113,000 on a GAAP basis and $73,000 on a non-GAAP basis, compared with an expense of $206,000 on a GAAP basis and $164,000 on a non-GAAP basis for Q2 of fiscal 2011. The year-over-year reduction in this line item is directly attributable to the repurchase of our convertible bonds in the second quarter of fiscal 2011.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q2		Q2
	2012	2011	2012	2011
Tax Provision	$1,922	$2,728	$1,711	$3,054
Effective Tax Rate	71.3%	40.3%	44.6%	36.8%

International operations accounted for 25% of total revenues in Q2 of fiscal 2012, which was above the 20% we recorded in Q1 of fiscal 2012. However, we recorded overall losses in our international operations this quarter, which included the effect of the restructuring of our London office space.  In addition, a portion of the London office restructuring costs is not tax deductible.  This resulted in an unusually high effective tax rate of 71% on a GAAP basis. Our international operating losses, exclusive of the London office restructuring charge, contributed to our non-GAAP tax rate of 45% in Q2 of fiscal 2012.  These high GAAP and non-GAAP tax rates drove our quarterly profitability further down.

Net Income

GAAP net income for Q2 of fiscal 2012 was $0.7 million, or $0.07 per diluted share, compared with GAAP net income of $4.3 million, or $0.40 per diluted share, for Q2 of fiscal 2011. Net income for Q2 of fiscal 2012 includes a pre-tax restructuring charge of $1.4 million and related income tax effect of $0.2 million associated with office space lease activity in London and Houston.  Net income for Q2 of fiscal 2011 includes a pre-tax restructuring charge of $1.0 million related to our Houston office lease. Excluding NeuCo’s results and adjustments related to office space restructuring, non-GAAP net income for Q2 of fiscal 2012 was $2.1 million, or $0.20 per diluted share, compared with $5.2 million, or $0.48 per diluted share, for Q2 of fiscal 2011.  The decline in non-GAAP net income reflects a combination of the lower revenue and the high tax rate.

As a result of the restructuring actions we announced this morning, we expect to record a Q3 restructuring charge of approximately $3.5 to $4.5 million.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at June 30, 2012 were $88.1 million, compared with $90.7 million at March 31, 2012.  Current liabilities at the end of Q2 of fiscal 2012 were $58.8 million, compared with $65.1 million at the end of Q1 of fiscal 2012.

Total DSOs in Q2 of fiscal 2012 were 115 days consisting of 69 days of billed and 46 days of unbilled.  This is up from the 114 days we reported in Q1 of fiscal 2012 consisting of 67 days of billed and 47 days of unbilled.  We expect this high DSO level to decline in the second half of the year as we continue to target a long-term DSO level of 100 days or less.

Cash and Cash Flow

Cash, cash equivalents, and short-term investments were $41.8 million at June 30, 2012, compared with $51.1 million at March 31, 2012. The decrease in cash and cash equivalents is due to the payment of the remaining 2011 annual bonus compensation to the consulting staff.  In addition, in Q2 we repurchased approximately 130,000 shares of our common stock for a cost of approximately $2.6 million.  Our capital expenditures totaled approximately $800,000 in Q2 of this year compared with approximately $2.0 million in Q2 of fiscal 2011.

Net cash used in operating activities was approximately $5.9 million in Q2 of fiscal 2012, primarily due to the payout of bonuses.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per diluted share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for each of the periods presented, the Company has excluded certain restructuring costs and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, anticipated, expected or intended impact of restructuring actions, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.